Exhibit 99.1

News Release

CHIQUITA REPORTS FIRST QUARTER 2013 RESULTS
GAAP net income of $2 million compared to GAAP net loss of $11 million for the first quarter of 2012
Adjusted EBITDA[1] of $39 million compared to Adjusted EBITDA of $28 million for the first quarter of 2012

CHARLOTTE, N.C. - May 7, 2013 - Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the first quarter of 2013. The company reported GAAP net income of $2 million for the period compared to GAAP net loss of $11 million for the first quarter of 2012. The company also reported Comparable operating income[1] of $23 million compared to $13 million for the same period of 2012.

“We continue to execute against our previously announced restructuring plans and strategy to focus on our core products,” said Ed Lonergan, Chiquita's president and chief executive officer. “We are pleased that our first quarter results reflect the initial benefits from these strategic decisions and actions. The improvements overcame euro exchange rates that negatively impacted this quarter by $12 million after hedging, and we view these results as a clear sign of the progress we are making and a good first step toward achieving our long-term financial targets.”

Lonergan continued, “Performance in our core businesses continues to improve. In both our North American bananas business and our salad business, we have responsibly increased segment shares with new contracts and through improved velocity with existing customers. In Europe, we have continued to prioritize profitable contracts and have shed arrangements that did not meet our profit targets. We also continue to focus on improving productivity and remaining disciplined in our value chain and overhead spending. With the recently announced addition of Rick Frier to our management team, we believe that we have the pieces in place to execute our strategy and achieve our long-term financial goals.”

[1]Amounts exclude certain items described below under “Non-GAAP Measurements and Items Affecting Comparability.”

2013 FIRST QUARTER SUMMARY

The following table shows adjustments and reconciling items made to “Operating income (loss),” a GAAP measure, to calculate “Comparable operating income” and “Adjusted EBITDA.” See “Non-GAAP Measurements and Items Affecting Comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Operating Income (loss)
(in millions)	2013	2012
Operating income (loss) (U.S. GAAP)	$25	$—
Unrealized foreign currency hedging gain [1]	(3)	—
Headquarters relocation	0	4
Exit activities	1	4
Shipping reconfiguration	—	6
Comparable operating income (Non-GAAP)	23	13
Depreciation and amortization	16	16
Adjusted EBITDA (Non-GAAP)	$39	$28
Columns may not total due to rounding.
1 Unrealized foreign currency hedging gain is included in “Net sales” under U.S. GAAP

Bananas: Comparable net sales decreased 3 percent to $505 million primarily due to reduced volumes in Europe, a result of the strategic decision to prioritize price over volume, negative impacts from the net hedged euro rate, and lower prices in North America. These factors were partially offset by higher local currency pricing in Europe and increased volume sales of bananas in North America. Improvements in sourcing and logistics cost related to Chiquita's value chain restructuring more than offset the decrease in sales, and Comparable operating income increased to $27 million in the first quarter of 2013 from $25 million in the same period of 2012.

Salads and Healthy Snacks: Net sales increased 1 percent to $240 million as foodservice and healthy snack sales offset lower sales of retail value-added salads. Comparable operating income was $8 million for the first quarter of 2013, versus $2 million Comparable operating income in the same period of 2012, principally due to the savings from restructuring activities, deferrals in marketing expenditures and exiting non-core businesses, which more than offset increased industry costs in the quarter.

Selling, general, and administrative (SG&A): SG&A decreased 21 percent to $54 million in the first quarter of 2013 as a result of the restructuring initiatives announced in August 2012 and the timing of marketing expenditures.

Cash, debt and liquidity: Cash flow from operations was $15 million for the first quarter of 2013 compared to $13 million for the first quarter of 2012. At March 31, 2013, cash and equivalents were $52 million, and the company had $74 million of availability under its ABL facility.

OUTLOOK
The company is already seeing tangible progress from its restructuring initiatives, although there remain important risks and opportunities for the balance of the year. Opportunities that are expected to improve results in 2013 include:

•	Banana contract wins that are driving U.S. market share growth in 2013

•
Private label salad wins that commenced shipments in Q1 2013, replacement of low value salad contracts with contracts that improve mix and overall profitability and new customer wins in Q1 that will begin in Q2

•
Agricultural practice and logistics interventions in the second half of 2012 that met efficiency and productivity expectations in Q1 and are expected to continue to deliver expectations through the year

•	Benefits of the 2012 SG&A restructuring

•	Consolidation of the Midwest salad facilities near Chicago that will be completed in Q3 and should begin to drive operating cost savings towards the end of 2013

Certain risks exist in the balance of 2013. Banana supply trends out of Latin America are expected to remain balanced with demand through the first half of the year and then are likely to exceed demand in the second half of 2013, which would put pressure on pricing. Sourcing costs are expected to increase. As part of the company's risk management strategy, although downside currency risk has been largely mitigated through mid-2014, at the current euro currency exchange rate, the 2013 hedges would continue to negatively impact results.

These expectations do not include any unforeseen weather, event risks or major currency fluctuations.

Management's estimates of certain financial items are as follows:

	Q1 2013	FY 2013
(in millions)	Actual	Estimated
Capital expenditures	$10	$50-60
Depreciation & amortization	16	60-65
Gross interest expense[1]	15	50-55
Cash payments for interest [2]	9	40-45

[1] Interest expense includes the impact of accounting standards that added non-cash interest expense of $3 million for first quarter of 2013 and $2 million for the first quarter of 2012.
[2] Cash paid for interest excludes $12 million of fees incurred in the first quarter refinancing that will be amortized to interest expense over the life of the new debt.

CONFERENCE CALL
Chiquita will hold a conference call for investors to discuss its results at 9:00 a.m. EDT today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-888-428-9470 in the United States and +1-719-325-2295 from international locations and providing the conference code 9957960. To access the telephone replay, dial 1-888-203-1112 from the United States and +1-719-457-0820 from international locations and enter the confirmation code 9957960.

CONTACTS     Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors and Analysts)
Tiffany Breaux, 980-636-5029, tbreaux@chiquita.com, (Media)

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's core financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. This press release uses non-GAAP measures of Comparable operating income, Comparable operating margin, Comparable net sales and Adjusted EBITDA. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The adjustments between the U.S. GAAP and non-GAAP financial measures listed below are excluded from Comparable operating income because they are unusual and/or infrequent in nature and are consistent with the company's internal reporting and measurement of financial performance.

•
Headquarters relocation: In November 2011, the company announced its plan to relocate its corporate headquarters to Charlotte, North Carolina. Of the $30 million of one-time costs expected to be incurred, $4 million was incurred in the first quarter of 2012 and less than $1 million in the first quarter of 2013. The relocation is substantially complete, and the company expects only minor remaining costs and capital expenditures to be recognized through 2013. Relocation costs are excluded from comparable reporting of Corporate costs.

•
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which provided more than $12 million of annualized cost savings, net of transition costs that included expected losses on subleased vessels removed from service in 2011 and 2012. Comparable operating income of the Banana segment excludes a charge of $6 million in the first quarter of 2012 for net losses on certain ship sublease contracts. These sublease losses will not recur in 2013 since primary leases for vessels expiring at the end of 2012 were not renewed.

•
Exit activities: In the first quarter of 2013, comparable operating income of the Salads and Healthy Snacks segments excludes $1 million of severance expenses related to discontinued products. During the first quarter of 2012, th

e company recognized $4 million for asset write-off and severance for discontinued product items and other restructuring-related severance; of these items, $2 million was excluded from the Comparable operating income of the Salads and Healthy Snacks segment, and $2 million was excluded from the Comparable operating income of the Other Produce segment.

•
Unrealized foreign currency hedging gain: On February 5, 2013 in conjunction with the debt refinancing, the company transferred certain currency option contracts to counterparties within its current bank group. The transfer resulted in the termination of hedge accounting for these currency option contracts that will all settle by the end of the third quarter of 2013. Changes in the fair value of these contracts until February 5, 2013 were deferred in Accumulated other comprehensive income, and the changes in the fair value subsequent to that date will be recognized currently in Net sales. Termination of hedge accounting does not change the economic intention or cash flow of the option contracts. In the first quarter of 2013, the company recognized $3 million of gains in Net sales associated with changes in the fair value of these option contracts, which were excluded from the comparable results of the Bananas segment.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit the corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, including in the “Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of its corporate headquarters and other North American corporate functions to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes announced in August and October 2012 including its ability to achieve the cost savings and other benefits anticipated from the restructuring; unusual weather events, conditions or crop risks; continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its debt instruments;

access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
# # #

Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended March 31,
	2013	2012
Net sales	$774	$793
Operating expenses:
Cost of sales	679	705
Selling, general and administrative	54	68
Depreciation	14	13
Amortization	2	2
Equity in loss of investees	0	2
Restructuring and relocation costs	0	4
Operating income (loss)	25	(0)
Interest income	1	1
Interest expense	(15)	(11)
Gain/(loss) on debt extinguishment, net	(6)	—
Other income/(expense), net	1	(0)
Income (loss) before taxes	6	(10)
Income tax	(3)	(1)
Net income (loss)	$2	$(11)

Diluted earnings per share:
Basic earnings per share	$0.05	$(0.24)
Diluted earnings per share	$0.05	$(0.24)

Shares used to calculate basic earnings per share	46.4	45.8
Shares used to calculate diluted earnings per share	47.0	45.8

Columns may not total due to rounding.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended March 31,		Percent Change
	2013	2012	vs. 2012
Comparable net sales by segment [1]
Bananas	$505	$520	(3.0)%
Salads and Healthy Snacks	240	238	0.9%
Other Produce	26	35	(26.0)%
	$771	$793	(2.9)%
Comparable operating income (loss) [1]
Bananas	$27	$25	7.9%
Salads and Healthy Snacks	8	2	NM
Other Produce	(0)	(4)	NM
Corporate	(11)	(10)	(14.3)%
	$23	$13	78.3%
Comparable operating margin by segment [1]
Bananas	5.3%	4.8%	0.5 pts
Salads and Healthy Snacks	3.2%	0.9%	2.3 pts
Other Produce	(1.4)%	(12.4)%	10.9 pts

SG&A as a percent of sales	6.9%	8.5%	(1.6) pts

Company banana sales volume (40 lb. boxes)
North America	17.5	15.8	10.8%
Core European markets[2]	9.1	10.5	(13.3)%
Mediterranean & Middle East	4.1	4.3	(4.9)%
Banana Pricing
North America			(3.3)%
Core European markets[2]
U.S. Dollar			5.9%
Local			5.0%
Mediterranean & Middle East			0.5%
Retail value-added salads
Volume (12-count cases)	11.7	12.3	(4.6)%
Pricing			3.3%
Euro average exchange rate, spot (dollars per euro)	$1.32	$1.31	1.1%
Euro average exchange rate, hedged (dollars per euro)	$1.28	$1.34	(4.9)%

NM - Not meaningful
Columns may not total due to rounding.

[1] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP measurements and Items Affecting Comparability.”
[2] The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit C:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2013 vs. 2012
(Unaudited—in millions)

Q1
Currency Impact (Euro/Dollar)
Revenue	$2
Local costs	(0)
Hedging[1]	(11)
Unrealized foreign currency hedging gain[2]	3
Balance sheet translation[3]	(3)
Net European currency impact	$(9)

Columns may not total due to rounding.

[1]	First quarter hedging loss was $6 million in 2013 versus gains of $4 million recognized in the same period of 2012.

[2]
Hedge accounting was terminated for certain currency hedges that were transferred to banks participating in the company's ABL Credit Facility. These unrealized gains were recognized in "Net sales" in the first quarter of 2013 for positions originally intended to hedge sales in the second and third quarters of 2013. Termination of hedge accounting does not change the economic purpose or effect to reduce uncertainty in the U.S. dollar realization of euro-denominated sales, but does result in unrealized changes in fair value of these hedge positions to be recognized currently in "Net sales" until the hedge positions settle.

[3] First quarter balance sheet translation was a loss of $2 million in 2013 versus a gain of $1 million in the same period of 2012.